MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH GLOBAL GROWTH FUND

SERIES # 21

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
11/20/00	Interbrew	$1,277,100.	$2,503,116,000.	Lazard
		$	$
		$	$
		$	$
		$	$
		$	$